Exhibit 99.1

NEWS RELEASE

Contact:    Patrick J. Roe – President, First Community Financial Partners, Inc.
Phone (815)725-0123

Source:    First Community Financial Partners, Inc.

First Community Financial Partners Inc. Unites Subsidiaries

Joliet, Illinois - March 12, 2013 - First Community Financial Partners, Inc. (OTCBB: FCMP, “First Community”), announced today that it has completed the merger of its subsidiary banks, including First Community Bank of Joliet, First Community Bank of Plainfield, First Community Bank of Homer Glen/Lockport and Burr Ridge Bank and Trust.

On August 27, 2012, First Community entered into definitive agreements with Burr Ridge Bank and Trust, First Community Bank of Homer Glen/Lockport and First Community Bank of Plainfield, each a non-wholly owned banking subsidiary, to merge the three banks and First Community Bank of Joliet, a wholly owned banking subsidiary, into a consolidated organization to be called First Community Financial Bank. Shareholders of the non-wholly-owned banking subsidiaries approved the mergers on March 11, 2013.

“We are very pleased to have successfully completed the mergers as we believe our consolidation gives us the critical mass to more effectively compete in a changing and more regulated banking environment without compromising our commitment to true community banking,” said Roy C. Thygesen, Chief Executive Officer of First Community Financial Partners, Inc.

First Community also announced the repurchase of $9.5 million of the outstanding $22 million of its Series B 5% Cumulative Perpetual Preferred Stock. The 9,500 preferred shares, with a liquidation preference of $1,000 per share, were repurchased at a cost of $6.6 million resulting in a gain attributable to common shareholders of $2.9 million. “This substantial retirement of preferred stock has an immediate positive impact on shareholder value,” said Thygesen. “The organization’s clearly focused strategic effort over the past 18 months has allowed us to achieve both of the significant milestones announced today,” he added.

About First Community Financial Partners, Inc.: Proud of the fact that First Community Bank of Joliet had become the most successful de novo bank launch in Illinois history, the Directors of the Bank holding company encouraged local business leaders from other near west and southwest suburban communities to charter additional banks that would demonstrate the same commitment to community. Within five years, First Community Bank of Plainfield, First Community Bank of Homer Glen/Lockport, Burr Ridge Bank and Trust and new branches of First Community Bank of Joliet located in Channahon and Naperville had opened their doors, following the Joliet model consisting of local investors, board members and bankers. Over the years, the reception by local businesses and professional firms has proven that small and mid-sized businesses will respond to the personal approach of a bank that is owned and operated by experienced bankers who are invested in and concerned for the future of their community.
About First Community Financial Bank: As a result of the mergers, First Community Financial Bank will operate as a wholly owned banking subsidiary of First Community Financial Partners, Inc., with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge. The location in Burr Ridge, formerly Burr Ridge Bank and Trust, will retain its identity, operating as a Division of First Community Financial Bank. As one bank charter with combined assets approaching $1 billion, First Community Financial Bank will offer an expanded range of products, services and resources while maintaining their commitment to and active involvement in the communities it serves.

Safe Harbor
-----------
Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan”, “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community to successfully integrate the operations of its subsidiary banks and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of First Community and First Community Financial Bank, including various risks to stockholders of not receiving dividends and risks to First Community’s ability to pursue growth opportunities if it continues to pay dividends according to the current dividend policy; various risks to the price and volatility of First Community’s common stock; the amount of debt and First Community’s ability to repay or refinance it or incur additional debt in the future; First Community 's need for cash to service and repay the debt and to pay dividends on First Community’s common stock and preferred stock; risks associated with First Community 's possible pursuit of acquisitions; economic conditions in First Community’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing banking; high costs of regulatory compliance; the impact of legislation and regulatory changes on the banking industry; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.